Exhibit 15.1

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

May 9, 2007

Peter Kiewit Sons’, Inc.
Kiewit Plaza
Omaha, Nebraska 68131

Re: Registration Statement 333-134580

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 9, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Omaha, Nebraska